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Exhibit 99.1

Contact:     Pete Bakel
202-752-2034
Date:    August 4, 2016

Fannie Mae Reports Net Income of $2.9 Billion and Comprehensive Income of $2.9 Billion for Second Quarter 2016

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Fannie Mae expects to pay $2.9 billion in dividends to Treasury in September 2016. With the expected September dividend payment, the company will have paid a total of $151.4 billion in dividends to Treasury.

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Fannie Mae was the largest provider of liquidity to the mortgage market in the second quarter of 2016, providing approximately $145 billion in mortgage financing that enabled families to buy, refinance, or rent homes.

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Fannie Mae is focused on serving its customers’ needs, implementing innovative tools that deliver greater value and certainty to lenders, and helping make predictable long-term fixed-rate mortgages, including the 30-year fixed-rate mortgage, a reality for families across the country.

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Fannie Mae continued to lay off risk to private capital in the mortgage market and reduce taxpayer risk through its Connecticut Avenue SecuritiesTM (CAS), Credit Insurance Risk TransferTM (CIRTTM), and other types of risk-sharing transactions. Through the second quarter of 2016, Fannie Mae had transferred a significant portion of the mortgage credit risk on over $660 billion in unpaid principal balance of mortgage loans pursuant to these transactions.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported net income of $2.9 billion and comprehensive income of $2.9 billion for the second quarter of 2016. The company reported a positive net worth of $4.1 billion as of June 30, 2016. As a result, the company expects to pay Treasury a $2.9 billion dividend in September 2016.
“We had another quarter of solid financial performance,” said Timothy J. Mayopoulos, president and chief executive officer. “We are carrying through on actions to strengthen our company, support the housing market, and bring innovation to the market for the benefit of consumers, lenders, and taxpayers. We remain a steady, continuous source of mortgage financing to ensure broad access to quality rental housing and predictable long-term mortgages, including the 30-year fixed-rate mortgage.”
Second Quarter 2016 Results — Fannie Mae’s net income of $2.9 billion and comprehensive income of $2.9 billion for the second quarter of 2016 compares to net income of $1.1 billion and comprehensive income of $936 million for the first quarter of 2016. The increase in net income was due primarily to:

•	Lower fair value losses in the second quarter of 2016 driven by smaller decreases in longer-term interest rates during the quarter.

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Higher credit-related income in the second quarter of 2016 attributable primarily to an increase in home prices and a decrease in actual and projected mortgage interest rates, as well as a decrease in foreclosed property expense.

•	Higher net revenues driven primarily by an increase in mortgage prepayments.

Second Quarter 2016 Results	1

SUMMARY OF SECOND QUARTER 2016 RESULTS

(Dollars in Millions)	2Q16	1Q16	Variance	2Q16	2Q15	Variance
Net interest income	$5,286	$4,769	$517	$5,286	$5,677	$(391)
Fee and other income	174	203	(29)	174	556	(382)
Net revenues	5,460	4,972	488	5,460	6,233	(773)
Investment gains, net	398	69	329	398	514	(116)
Fair value gains (losses), net	(1,667)	(2,813)	1,146	(1,667)	2,606	(4,273)
Administrative expenses	(678)	(688)	10	(678)	(689)	11
Credit-related income (expense)
Benefit (provision) for credit losses	1,601	1,184	417	1,601	(1,033)	2,634
Foreclosed property expense	(63)	(334)	271	(63)	(182)	119
Total credit-related income (expense)	1,538	850	688	1,538	(1,215)	2,753
Temporary Payroll Tax Cut Continuation Act of 2011 (TCCA) fees	(453)	(440)	(13)	(453)	(397)	(56)
Other expenses, net	(254)	(264)	10	(254)	(202)	(52)
Income before federal income taxes	4,344	1,686	2,658	4,344	6,850	(2,506)
Provision for federal income taxes	(1,398)	(550)	(848)	(1,398)	(2,210)	812
Net income attributable to Fannie Mae	$2,946	$1,136	$1,810	$2,946	$4,640	$(1,694)
Total comprehensive income attributable to Fannie Mae	$2,869	$936	$1,933	$2,869	$4,359	$(1,490)
Dividends distributed or available for distribution to senior preferred stockholder	$(2,869)	$(919)	$(1,950)	$(2,869)	$(4,359)	$1,490
Net revenues, which consist of net interest income and fee and other income, were $5.5 billion for the second quarter of 2016, compared with $5.0 billion for the first quarter of 2016.
Net interest income, which includes guaranty fee revenue, was $5.3 billion for the second quarter of 2016 compared with $4.8 billion for the first quarter of 2016. Net interest income for the second quarter of 2016 was driven by guaranty fee revenue and interest income earned on mortgage assets in the company’s retained mortgage portfolio.
In recent years, an increasing portion of Fannie Mae’s net interest income has been derived from guaranty fees rather than from the company’s retained mortgage portfolio assets. This is a result of both the impact of guaranty fee increases implemented in 2012 and the reduction of the company’s retained mortgage portfolio. Approximately two-thirds of the company’s net interest income in the second quarter of 2016 was derived from its guaranty business. The company expects that guaranty fees will continue to account for an increasing portion of its net interest income.

Second Quarter 2016 Results	2

Net fair value losses were $1.7 billion in the second quarter of 2016, compared with $2.8 billion in the first quarter of 2016. Fair value losses for the second quarter of 2016 were due primarily to decreases in longer-term interest rates negatively impacting the value of the company’s risk management derivatives. The estimated fair value of the company’s financial instruments may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage and credit spreads, implied volatility, and activity related to these financial instruments.
Credit-related income, which consists of a benefit for credit losses and foreclosed property expense, was $1.5 billion in the second quarter of 2016, compared with $850 million in the first quarter of 2016. Credit-related income in the second quarter of 2016 was due primarily to a benefit for credit losses for the quarter attributable primarily to an increase in home prices and a decrease in actual and projected mortgage interest rates.

Second Quarter 2016 Results	3

VARIABILITY OF FINANCIAL RESULTS
Fannie Mae expects to remain profitable on an annual basis for the foreseeable future; however, certain factors, such as changes in interest rates or home prices, could result in significant volatility in our financial results from quarter to quarter or year to year. Fannie Mae’s future financial results also will be affected by a number of other factors, including: the company’s guaranty fee rates; the volume of single-family mortgage originations in the future; the size, composition, and quality of its retained mortgage portfolio and guaranty book of business; and economic and housing market conditions. Although Fannie Mae expects to remain profitable on an annual basis for the foreseeable future, due to the company’s expectation of continued declining capital and the potential for significant volatility in its financial results, the company could experience a net worth deficit in a future quarter, particularly as the company’s capital reserve amount approaches or reaches zero. The company’s expectations for its future financial results do not take into account the impact on its business of potential future legislative or regulatory changes, which could have a material impact on the company’s financial results, particularly the enactment of housing finance reform legislation. For additional information on factors that affect the company’s financial results, please refer to “Executive Summary” in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016 (Second Quarter 2016 Form 10-Q).
SUMMARY OF SECOND QUARTER 2016 BUSINESS SEGMENT RESULTS
The business groups running Fannie Mae’s three reporting segments consist of its Single-Family business, its Multifamily business, and its Capital Markets group. These business groups engage in complementary business activities in pursuing Fannie Mae’s vision to be America’s most valued housing partner and to provide liquidity, access to credit and affordability in all U.S. housing markets at all times, while effectively managing and reducing risk to Fannie Mae’s business, taxpayers, and the housing finance system. In support of this vision, Fannie Mae is focused on: advancing a sustainable and reliable business model that reduces risk to the housing finance system and taxpayers; providing reliable, large-scale access to affordable mortgage credit for qualified borrowers and helping struggling homeowners; and serving customer needs and improving the company’s business efficiency.

Second Quarter 2016 Results	4

(Dollars in Millions)	2Q16	1Q16	Variance	2Q16	2Q15	Variance
Single-Family Segment:
Guaranty fee income	$3,260	$3,222	$38	$3,260	$3,092	$168
Credit-related income (expense)	1,535	828	707	1,535	(1,238)	2,773
TCCA fees	(453)	(440)	(13)	(453)	(397)	(56)
Other	(599)	(587)	(12)	(599)	(412)	(187)
Income before federal income taxes	3,743	3,023	720	3,743	1,045	2,698
Provision for federal income taxes	(1,093)	(643)	(450)	(1,093)	(419)	(674)
Net income	$2,650	$2,380	$270	$2,650	$626	$2,024
Multifamily Segment:
Guaranty fee income	$400	$385	$15	$400	$357	$43
Credit-related income	3	22	(19)	3	23	(20)
Other	(24)	(36)	12	(24)	27	(51)
Income before federal income taxes	379	371	8	379	407	(28)
Provision for federal income taxes	(40)	(38)	(2)	(40)	(41)	1
Net income	$339	$333	$6	$339	$366	$(27)
Capital Markets Segment:
Net interest income	$1,080	$1,092	$(12)	$1,080	$1,513	$(433)
Investment gains, net	2,088	1,415	673	2,088	1,562	526
Fair value gains (losses), net	(1,730)	(2,803)	1,073	(1,730)	2,555	(4,285)
Other	(287)	(299)	12	(287)	(230)	(57)
Income (loss) before federal income taxes	1,151	(595)	1,746	1,151	5,400	(4,249)
Benefit (provision) for federal income taxes	(265)	131	(396)	(265)	(1,750)	1,485
Net income (loss)	$886	$(464)	$1,350	$886	$3,650	$(2,764)
Single-Family Business

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Single-Family net income was $2.7 billion in the second quarter of 2016, compared with $2.4 billion in the first quarter of 2016. Net income in the second quarter of 2016 was driven primarily by guaranty fee income and credit-related income.

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Single-Family guaranty fee income was $3.3 billion for the second quarter of 2016, compared with $3.2 billion in the first quarter of 2016. The increase in guaranty fee income in the second quarter of 2016 was driven primarily by loans with higher guaranty fees becoming a larger part of the company’s Single-Family guaranty book of business due primarily to the cumulative impact of guaranty fee price increases implemented in 2012.

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Single-Family credit-related income was $1.5 billion in the second quarter of 2016, compared with $828 million in the first quarter of 2016. Credit-related income in the second quarter of 2016 was due primarily to a benefit for credit losses for the quarter attributable primarily to an increase in home prices and a decrease in actual and projected mortgage interest rates.

•	The Single-Family guaranty book of business was $2.82 trillion as of both June 30, 2016 and March 31, 2016.

Second Quarter 2016 Results	5

Multifamily Business

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Multifamily net income was $339 million in the second quarter of 2016, compared with $333 million in the first quarter of 2016. Net income in the second quarter of 2016 was driven primarily by guaranty fee income.

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Multifamily guaranty fee income was $400 million for the second quarter of 2016, compared with $385 million for the first quarter of 2016. The increase in guaranty fee income in the second quarter of 2016 was driven primarily by loans with higher guaranty fees becoming a larger part of the company’s Multifamily guaranty book of business, while loans with lower guaranty fees continue to liquidate.

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Multifamily new business volume totaled $22.8 billion for the first half of 2016, of which approximately 67 percent counted toward the Federal Housing Finance Agency’s (FHFA) 2016 multifamily production volume cap.

•	The Multifamily guaranty book of business was $225.2 billion as of June 30, 2016, compared with $220.7 billion as of March 31, 2016.
Capital Markets

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Capital Markets had net income of $886 million in the second quarter of 2016, compared with a net loss of $464 million in the first quarter of 2016. Capital Markets’ net income in the second quarter of 2016 was driven primarily by net investment gains and net interest income, partially offset by fair value losses.

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Capital Markets net investment gains were $2.1 billion in the second quarter of 2016, compared with $1.4 billion in the first quarter of 2016. Net investment gains for the second quarter of 2016 were due primarily to gains on sales of available-for-sale securities in the second quarter of 2016.

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Capital Markets net interest income was $1.1 billion in both the second quarter of 2016 and the first quarter of 2016. Net interest income was driven primarily by interest income earned on mortgage assets in the company’s retained mortgage portfolio.

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Capital Markets net fair value losses were $1.7 billion in the second quarter of 2016, compared with $2.8 billion in the first quarter of 2016. Net fair value losses for the second quarter of 2016 were due primarily to fair value losses on risk management derivatives driven by decreases in longer-term interest rates during the quarter.

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Capital Markets retained mortgage portfolio balance decreased to $316.3 billion as of June 30, 2016, compared with $332.6 billion as of March 31, 2016, resulting from purchases of $75.4 billion and sales and liquidations of $91.8 billion during the second quarter of 2016.

BUILDING A SUSTAINABLE HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has invested significant resources toward helping to maintain a safer and sustainable housing finance system for today and build a safer and sustainable housing finance system for the future. The company is pursuing the strategic goals identified by its conservator, FHFA. These strategic goals are: maintain, in a safe and sound manner, credit availability and foreclosure prevention activities for new and refinanced mortgages to foster liquid, efficient, competitive, and resilient national housing finance markets; reduce taxpayer risk through increasing the role of private capital in the mortgage market; and build a new single-family infrastructure for use by Fannie Mae and Freddie Mac and adaptable for use by other participants in the secondary market in the future.

Second Quarter 2016 Results	6

ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through June 30, 2016, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $148.5 billion in dividends to Treasury. Under the senior preferred stock purchase agreement, the payment of dividends does not offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.

Treasury Draws and Dividend Payments

(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends does not offset prior Treasury draws.

(2)	Fannie Mae expects to pay a dividend for the third quarter of 2016 calculated based on the company’s net worth of $4.1 billion as of June 30, 2016 less a capital reserve amount of $1.2 billion.

(3)	Amounts may not sum due to rounding.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the immediately preceding fiscal quarter exceeds an applicable capital reserve amount. The capital reserve amount is $1.2 billion for each quarter of 2016 and will be reduced by $600 million each year until it reaches zero in 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion. If the company were to draw additional funds from Treasury under the agreement in a future period, the amount of remaining funding under the agreement would be reduced by the amount of the company’s draw. Dividend payments Fannie Mae makes to Treasury do not restore or increase the amount of funding available to the company under the agreement.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended December 31, 2015 (2015 Form 10-K).

Second Quarter 2016 Results	7

CREDIT RISK TRANSFER TRANSACTIONS
In late 2013, Fannie Mae began entering into credit risk transfer transactions with the goal of transferring, to the extent economically sensible, a portion of the mortgage credit risk on some of the recently acquired loans in its single-family book of business in order to reduce the economic risk to the company and to taxpayers of future borrower defaults. Fannie Mae’s primary method of achieving this goal has been through the issuance of its Connecticut Avenue SecuritiesTM (CAS) and its Credit Insurance Risk TransferTM (CIRTTM) transactions.
These transactions transfer a portion of the mortgage credit risk associated with losses on specified reference pools of single-family mortgage loans to investors in CAS or to panels of reinsurers or insurers in CIRT transactions. Approximately 19 percent of the loans in the company’s single-family conventional guaranty book of business as of June 30, 2016, measured by unpaid principal balance, were included in a reference pool for a CAS or CIRT transaction. The company also has executed other types of risk-sharing transactions in addition to its CAS and CIRT transactions. In the aggregate, Fannie Mae’s credit risk transfer transactions completed through June 30, 2016 transferred a significant portion of the mortgage credit risk on single-family mortgages with an unpaid principal balance of over $660 billion. The mezzanine risk positions we sell in a CAS transaction and the insurance layer we obtain in a CIRT transaction typically exceed our estimated stress losses for the associated reference pool of loans.
The loans Fannie Mae has included in its single-family credit risk transfer transactions have been limited to specified categories of loans it has acquired in recent years. Loan categories the company has targeted for credit risk transfer transactions generally consist of fixed-rate 30-year single-family conventional loans that meet certain credit performance characteristics, are non-Refi PlusTM and have loan-to-value (LTV) ratios between 60 percent and 97 percent. These targeted loan categories constituted over half of the company’s loan acquisitions for the twelve months ended June 2015, and over 95 percent of the loans in these categories that the company acquired in the twelve months ended June 2015 were included in a subsequent credit risk transfer transaction. Loans are included in reference pools for credit risk transfer transactions on a lagged basis; typically, about one year after the company initially acquired the loans. The portion of Fannie Mae’s single-family loan acquisitions it includes in credit risk transfer transactions can vary from period to period based on market conditions and other factors.
These transactions increase the role of private capital in the mortgage market and reduce the risk to Fannie Mae’s business, taxpayers, and the housing finance system. The company intends to continue to engage in credit risk transfer transactions on an ongoing basis, subject to market conditions. Over time, the company expects that a larger portion of its single-family conventional guaranty book of business will be covered by credit risk transfer transactions.
CREDIT QUALITY
While continuing to make it possible for families to buy, refinance, or rent homes, Fannie Mae has maintained responsible credit standards. Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards to promote sustainable homeownership and stability in the housing market. Fannie Mae actively monitors the credit risk profile and credit performance of the company’s single-family loan acquisitions, in conjunction with housing market and economic conditions, to determine if its pricing, eligibility, and underwriting criteria accurately reflects the risk associated with loans the company acquires or guarantees. Single-family conventional loans acquired by Fannie Mae in the second quarter of 2016 had a weighted average borrower FICO credit score at origination of 749 and a weighted average original LTV ratio of 75 percent.

Second Quarter 2016 Results	8

Fannie Mae’s single-family conventional guaranty book of business as of June 30, 2016 consisted of single-family loans acquired prior to 2009; non-Refi Plus loans acquired beginning in 2009; loans acquired through the Administration’s Home Affordable Refinance Program® (HARP®); and other loans acquired pursuant to the company’s Refi Plus initiative, excluding HARP loans. The company’s Refi Plus initiative, which started in April 2009 and includes HARP, provides expanded refinance opportunities for eligible Fannie Mae borrowers, and may involve the refinance of existing Fannie Mae loans with high LTV ratios, including loans with LTV ratios in excess of 100 percent.
The single-family serious delinquency rate for Fannie Mae’s book of business has decreased for 25 consecutive quarters since the first quarter of 2010 and was 1.32 percent as of June 30, 2016, compared with 5.47 percent as of March 31, 2010. This decrease is primarily the result of home retention solutions, foreclosure alternatives and completed foreclosures, improved loan payment performance, and the company’s acquisition of loans with stronger credit profiles since the beginning of 2009. In recent periods, nonperforming loan sales have also contributed to the decrease in the company’s serious delinquency rate. The company’s single-family serious delinquency rate and the period of time that loans remain seriously delinquent continue to be negatively impacted by the length of time required to complete a foreclosure in some states. Longer foreclosure timelines result in these loans remaining in the company’s book of business for a longer time, which has caused the company’s serious delinquency rate to decrease more slowly in the last few years than it would have if the pace of foreclosures had been faster. The slow pace of foreclosures in certain areas of the country has negatively affected the company’s single-family serious delinquency rates, foreclosure timelines, and financial results, and may continue to do so. Other factors such as the pace of loan modifications, the timing and volume of future nonperforming loan sales the company makes, servicer performance, changes in home prices, unemployment levels, and other macroeconomic conditions also influence serious delinquency rates.

Second Quarter 2016 Results	9

Total loss reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, decreased to $24.2 billion as of June 30, 2016 from $26.5 billion as of March 31, 2016. The decrease in the company’s total loss reserves for the second quarter of 2016 was primarily driven by an increase in home prices, mortgage loan liquidations, and a decrease in actual and projected mortgage interest rates. The company’s loss reserves have declined substantially from their peak and are expected to decline further.

Second Quarter 2016 Results	10

SERVING CUSTOMER NEEDS AND IMPROVING BUSINESS EFFICIENCY
Fannie Mae is engaged in various initiatives to better serve its customers’ needs and improve its business efficiency. The company is committed to providing its lender partners with the products, services, and tools they need to serve the market more effectively and efficiently. To further this commitment, Fannie Mae is focused on continuing to revise and clarify its representation and warranty framework, implementing innovative new and enhanced tools that deliver greater value and certainty to lenders, and making its customers’ interactions with Fannie Mae simpler and more efficient. For additional information on the company’s efforts to serve its customer needs and improve its business efficiency, please refer to “Executive Summary” in the company’s Second Quarter 2016 Form 10-Q and 2015 Form 10-K.
PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Liquidity
Fannie Mae provided approximately $145 billion in liquidity to the mortgage market in the second quarter of 2016, through its purchases of loans and guarantees of loans and securities, which resulted in approximately:

•	274,000 home purchases

•	311,000 mortgage refinancings

•	141,000 units of multifamily housing
The company was one of the largest issuers of single-family mortgage-related securities in the secondary market in the second quarter of 2016, with an estimated market share of new single-family mortgage-related securities issuances of 38 percent, compared with 37 percent in the first quarter of 2016 and 37 percent in the second quarter of 2015.
Fannie Mae also remained a continuous source of liquidity in the multifamily market in the second quarter of 2016. As of March 31, 2016 (the latest date for which information is available), the company owned or guaranteed approximately 19 percent of the outstanding debt on multifamily properties.

Second Quarter 2016 Results	11

Refinancing Initiatives
Through the company’s Refi Plus initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 37,000 loans in the second quarter of 2016. Refinancings delivered to Fannie Mae through Refi Plus in the second quarter of 2016 reduced borrowers’ monthly mortgage payments by an average of $204. The company expects the volume of refinancings under HARP to continue to decline between now and the program’s expiration on December 31, 2016, due to a decrease in the population of borrowers with loans that have high LTV ratios who are willing to refinance and would benefit from refinancing.
Home Retention Solutions and Foreclosure Alternatives
To reduce the credit losses Fannie Mae ultimately incurs on its book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications.

	For the Six Months Ended June 30,
	2016		2015
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in Millions)
Home retention solutions:
Modifications	$7,003	42,177	$8,800	52,914
Repayment plans and forbearances completed	395	2,825	476	3,423
Total home retention solutions	7,398	45,002	9,276	56,337
Foreclosure alternatives:
Short sales	1,214	5,887	1,610	7,781
Deeds-in-lieu of foreclosure	502	3,317	629	4,004
Total foreclosure alternatives	1,716	9,204	2,239	11,785
Total loan workouts	$9,114	54,206	$11,515	68,122
Loan workouts as a percentage of single-family guaranty book of business	0.65%	0.63%	0.81%	0.79%
Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. In dealing with homeowners in distress, the company first seeks home

Second Quarter 2016 Results	12

retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives.

•	Fannie Mae provided approximately 27,000 loan workouts during the second quarter of 2016 enabling borrowers to avoid foreclosure.

•	Fannie Mae completed approximately 21,000 loan modifications during the second quarter of 2016.
FORECLOSURES AND REO
When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Six Months Ended June 30,
	2016	2015
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	57,253	87,063
Total properties acquired through foreclosure	30,371	44,161
Dispositions of REO	(41,643)	(62,507)
End of period inventory of single-family foreclosed properties (REO)	45,981	68,717
Carrying value of single-family foreclosed properties (dollars in millions)	$5,301	$7,997
Single-family foreclosure rate	0.35%	0.51%

•	Fannie Mae acquired 14,004 single-family REO properties, primarily through foreclosure, in the second quarter of 2016, compared with 16,367 in the first quarter of 2016.

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As of June 30, 2016, the company’s inventory of single-family REO properties was 45,981, compared with 52,289 as of March 31, 2016. The carrying value of the company’s single-family REO was $5.3 billion as of June 30, 2016.

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The company’s single-family foreclosure rate was 0.35 percent for the six months ended June 30, 2016. This reflects the annualized total number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

Fannie Mae’s financial statements for the second quarter of 2016 are available in the accompanying Annex; however, investors and interested parties should read the company’s Second Quarter 2016 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its Second Quarter 2016 Form 10-Q. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2016 Second Quarter Credit Supplement” at www.fanniemae.com.
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In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: its future dividend payments to Treasury; the impact of and future plans with respect to the company’s credit risk transfer transactions; the sources of its future net interest income; the company’s future profitability; the factors that will affect the company’s future financial results; the factors that will affect the company’s future single-family serious delinquency rates; the future volume of its HARP

Second Quarter 2016 Results	13

refinancings; the future fair value of the company’s financial instruments; the company’s future loss reserves; and the impact of the company’s actions to reduce credit losses. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors, including future interest rates and home prices, the future performance of its loans and the future guaranty fee rates applicable to the loans the company acquires. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of: home price changes; interest rate changes, including negative interest rates; changes in unemployment rates; other macroeconomic and housing market variables; the company’s future serious delinquency rates; the company’s future guaranty fee pricing and the impact of that pricing on the company’s guaranty fee revenues and competitive environment; government policy; credit availability; changes in borrower behavior, including increases in the number of underwater borrowers who strategically default on their mortgage loans; the volume of loans it modifies; the effectiveness of its loss mitigation strategies; significant changes in modification and foreclosure activity; the volume and pace of future nonperforming loan sales and their impact on the company’s results and serious delinquency rates; the effectiveness of its management of its real estate owned inventory and pursuit of contractual remedies; changes in the fair value of its assets and liabilities; future legislative or regulatory requirements or changes that have a significant impact on the company’s business, such as the enactment of housing finance reform legislation; future updates to the company’s models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles; changes to the company’s accounting policies; whether the company’s counterparties meet their obligations in full; effects from activities the company takes to support the mortgage market and help borrowers; the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers; actions the company may be required to take by FHFA, in its role as the company’s conservator or as its regulator, such as changes in the type of business the company does or the implementation of a single security; limitations on the company’s business imposed by FHFA, in its role as the company’s conservator or as its regulator; the conservatorship and its effect on the company’s business; the investment by Treasury and its effect on the company’s business; the uncertainty of the company’s future; challenges the company faces in retaining and hiring qualified employees; the deteriorated credit performance of many loans in the company’s guaranty book of business; a decrease in the company’s credit ratings; defaults by one or more institutional counterparties; resolution or settlement agreements the company may enter into with its counterparties; operational control weaknesses; changes in the fiscal and monetary policies of the Federal Reserve, including any change in the Federal Reserve’s policy toward the reinvestment of principal payments of mortgage-backed securities or any future sales of such securities; changes in the structure and regulation of the financial services industry; the company’s ability to access the debt markets; disruptions in the housing, credit, and stock markets; government investigations and litigation; the company’s reliance on and the performance of the company’s servicers; conditions in the foreclosure environment; global political risks; natural disasters, environmental disasters, terrorist attacks, pandemics, or other major disruptive events; information security breaches; and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2015 and the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016, and elsewhere in this release.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.

Fannie Mae helps make the 30-year fixed-rate mortgage and affordable rental housing possible for millions of Americans. We partner with lenders to create housing opportunities for families across the country. We are driving positive changes in housing finance to make the home buying process easier, while reducing costs and risk. To learn more, visit fanniemae.com and follow us on twitter.com/fanniemae.

Second Quarter 2016 Results	14

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in Millions, except share amounts)

	As of
	June 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$23,619	$14,674
Restricted cash (includes $33,121 and $25,865, respectively, related to consolidated trusts)	37,697	30,879
Federal funds sold and securities purchased under agreements to resell or similar arrangements	22,325	27,350
Investments in securities:
Trading, at fair value (includes $1,111 and $135, respectively, pledged as collateral)	39,167	39,908
Available-for-sale, at fair value (includes $179 and $285, respectively, related to consolidated trusts)	13,180	20,230
Total investments in securities	52,347	60,138
Mortgage loans:
Loans held for sale, at lower of cost or fair value	4,277	5,361
Loans held for investment, at amortized cost:
Of Fannie Mae	224,036	233,054
Of consolidated trusts	2,825,355	2,809,180
Total loans held for investment (includes $13,413 and $14,075, respectively, at fair value)	3,049,391	3,042,234
Allowance for loan losses	(23,799)	(27,951)
Total loans held for investment, net of allowance	3,025,592	3,014,283
Total mortgage loans	3,029,869	3,019,644
Deferred tax assets, net	35,953	37,187
Accrued interest receivable (includes $7,281 and $6,974, respectively, related to consolidated trusts)	8,018	7,726
Acquired property, net	5,500	6,766
Other assets	19,565	17,553
Total assets	$3,234,893	$3,221,917
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,200 and $8,194, respectively, related to consolidated trusts)	$9,548	$9,794
Debt:
Of Fannie Mae (includes $10,650 and $11,133, respectively, at fair value)	362,418	386,135
Of consolidated trusts (includes $32,798 and $23,609, respectively, at fair value)	2,849,486	2,811,536
Other liabilities (includes $368 and $448, respectively, related to consolidated trusts)	9,372	10,393
Total liabilities	3,230,824	3,217,858
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,082,750 shares outstanding	687	687
Accumulated deficit	(126,638)	(126,942)
Accumulated other comprehensive income	1,130	1,407
Treasury stock, at cost, 150,679,953 shares	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	4,057	4,030
Noncontrolling interest	12	29
Total equity	4,069	4,059
Total liabilities and equity	$3,234,893	$3,221,917

See Notes to Condensed Consolidated Financial Statements in the Second Quarter 2016 Form 10-Q

Second Quarter 2016 Results	15

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in Millions, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2016	2015	2016	2015
Interest income:
Trading securities	$128	$116	$248	$231
Available-for-sale securities	170	294	373	670
Mortgage loans (includes $23,866 and $24,267, respectively, for the three months ended and $48,492 and $48,889, respectively, for the six months ended related to consolidated trusts)	26,256	26,682	53,217	53,726
Other	46	34	94	67
Total interest income	26,600	27,126	53,932	54,694
Interest expense:
Short-term debt	57	33	108	62
Long-term debt (includes $19,521 and $19,528, respectively, for the three months ended and $40,179 and $40,043, respectively, for the six months ended related to consolidated trusts)	21,257	21,416	43,769	43,888
Total interest expense	21,314	21,449	43,877	43,950
Net interest income	5,286	5,677	10,055	10,744
Benefit (provision) for credit losses	1,601	(1,033)	2,785	(500)
Net interest income after benefit (provision) for credit losses	6,887	4,644	12,840	10,244
Investment gains, net	398	514	467	856
Fair value gains (losses), net	(1,667)	2,606	(4,480)	687
Fee and other income	174	556	377	864
Non-interest income (loss)	(1,095)	3,676	(3,636)	2,407
Administrative expenses:
Salaries and employee benefits	331	331	695	682
Professional services	232	251	447	522
Occupancy expenses	46	43	91	86
Other administrative expenses	69	64	133	122
Total administrative expenses	678	689	1,366	1,412
Foreclosed property expense	63	182	397	655
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	453	397	893	779
Other expenses, net	254	202	518	197
Total expenses	1,448	1,470	3,174	3,043
Income before federal income taxes	4,344	6,850	6,030	9,608
Provision for federal income taxes	(1,398)	(2,210)	(1,948)	(3,080)
Net income	2,946	4,640	4,082	6,528
Other comprehensive loss:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	(75)	(280)	(273)	(371)
Other	(2)	(1)	(4)	(2)
Total other comprehensive loss	(77)	(281)	(277)	(373)
Total comprehensive income attributable to Fannie Mae	$2,869	$4,359	$3,805	$6,155
Net income attributable to Fannie Mae	2,946	4,640	4,082	6,528
Dividends distributed or available for distribution to senior preferred stockholder	(2,869)	(4,359)	(3,788)	(6,155)
Net income attributable to common stockholders	$77	$281	$294	$373
Earnings per share:
Basic	$0.01	$0.05	0.05	0.06
Diluted	0.01	0.05	0.05	0.06
Weighted-average common shares outstanding:
Basic	5,762	5,762	5,762	5,762
Diluted	5,893	5,893	5,893	5,893

See Notes to Condensed Consolidated Financial Statements in the Second Quarter 2016 Form 10-Q

Second Quarter 2016 Results	16

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows— (Unaudited)
(Dollars in Millions)

	For the Six Months Ended June 30,
	2016	2015
Net cash used in operating activities	$(3,982)	$(1,506)
Cash flows provided by investing activities:
Proceeds from maturities and paydowns of trading securities held for investment	1,109	484
Proceeds from sales of trading securities held for investment	1,313	992
Proceeds from maturities and paydowns of available-for-sale securities	1,778	2,279
Proceeds from sales of available-for-sale securities	7,584	5,311
Purchases of loans held for investment	(97,024)	(98,042)
Proceeds from repayments of loans acquired as held for investment of Fannie Mae	11,804	12,487
Proceeds from sales of loans acquired as held for investment of Fannie Mae	1,964	366
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	238,188	259,429
Net change in restricted cash	(6,818)	(4,846)
Advances to lenders	(57,956)	(62,110)
Proceeds from disposition of acquired property and preforeclosure sales	8,557	11,384
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	5,025	8,940
Other, net	(661)	(65)
Net cash provided by investing activities	114,863	136,609
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	432,025	213,648
Payments to redeem debt of Fannie Mae	(456,586)	(249,610)
Proceeds from issuance of debt of consolidated trusts	171,004	167,880
Payments to redeem debt of consolidated trusts	(244,631)	(265,969)
Payments of cash dividends on senior preferred stock to Treasury	(3,778)	(3,716)
Other, net	30	(46)
Net cash used in financing activities	(101,936)	(137,813)
Net increase (decrease) in cash and cash equivalents	8,945	(2,710)
Cash and cash equivalents at beginning of period	14,674	22,023
Cash and cash equivalents at end of period	$23,619	$19,313
Cash paid during the period for:
Interest	$52,354	$52,679
Income taxes	610	370

See Notes to Condensed Consolidated Financial Statements in the Second Quarter 2016 Form 10-Q

Second Quarter 2016 Results	17